Exhibit 99.1

CONTACTS:

Robert E. Farnham

Senior Vice President and Chief Financial Officer

OR

John C. Merriwether

Vice President of Financial Relations

239-598-3104

HEALTH MANAGEMENT ASSOCIATES, INC. ANNOUNCES

A MAJOR RECAPITALIZATION

One-Time Special Cash Dividend of $10.00 Per Share to Return $2.4 Billion to

Shareholders; Financed By $3.25 Billion of New Credit Facilities

Stable Free Cash Flow Generation Will Support Continued Capital Investment and

Growth Objectives, in Addition to Future Deleveraging

Overall Cost of Capital to Be Reduced

Company Previews Fourth Quarter and 2006 Results;

To Record Approximately $200 Million of Additional Bad Debt Expense

Company Previews 2007 Financial Objectives

NAPLES, Fla., January 17, 2007 – Health Management Associates, Inc. (NYSE: HMA) (“HMA” or the “Company”) announced today a recapitalization of its balance sheet designed to deliver immediate value to its shareholders while enabling them to participate in the Company’s future growth. The recapitalization will reduce HMA’s overall cost of capital, enabling the Company to achieve a more optimal capital structure intended to enhance its enterprise value. As part of the recapitalization, HMA will return approximately $2.4 billion to shareholders through a $10.00 per share one-time special cash dividend.

The special dividend is payable on March 1, 2007 to shareholders of record on February 27, 2007, and HMA’s common stock will start trading on the ex-dividend basis beginning on March 2, 2007, the date after the payment date, in accordance with NYSE listing rules. Shareholders who sell their shares prior to or on the payment date of March 1, 2007 will also be selling their right to receive the special cash dividend. Shareholders are advised to contact their financial advisor before selling their shares.

Joseph V. Vumbacco, Chief Executive Officer and Vice Chairman, said, “The recapitalization we are initiating today enables HMA to deliver value to shareholders, while continuing to fulfill our commitment to invest in our hospitals to ensure their ability to provide the highest quality of care to patients and service to our physicians and communities. We are capitalizing on current capital market conditions, which present attractive debt financing options for strong, well-managed companies. We believe our plan represents a prudent and efficient use of our balance sheet capacity that will enable HMA to continue generating sustainable free cash flow to meet our capital needs and growth objectives.”

Health Management Associates, Inc./Page 2

HMA will recapitalize its balance sheet through $3.25 billion of new senior secured credit facilities, including the refinancing of amounts outstanding under the Company’s current revolving line of credit. The $3.25 billion senior secured credit facilities, which are pre-payable without penalty, consist of a seven-year $2.75 billion term loan and a $500 million six-year revolving credit facility (expected to be unfunded at closing), which will be secured by a portion of the Company’s assets. HMA’s $400 million of 6.125% senior notes and $588 million of convertible subordinated notes will remain outstanding; however, the 6.125% Senior Notes will be secured pari passu with the senior credit facility. Banc of America Securities LLC is acting as financial advisor to HMA in this transaction. Bank of America has committed to provide the new senior secured credit facilities, with such commitment being subject to customary closing conditions.

William J. Schoen, Chairman of the Board, said, “Our Board of Directors and executive leadership have been engaged in a thoughtful, strategic process to explore a number of alternatives designed to consider the current realities of the capital marketplace and to determine how best to deliver value to our shareholders while best positioning our hospitals and our company for future success – clinically, operationally, and financially. We ultimately reached three central conclusions: (1) We will shift our sources of capital away from equity and toward debt, because the debt capital markets currently comprise a more attractive source. (2) We will reinforce and strengthen our ability to meet all existing commitments and known future opportunities to invest capital in our hospitals and communities; this will ensure that we continue to provide the best possible care to patients, service to our physicians, and growth for our organization. (3) We will issue a one-time dividend as our means of returning excess capital to the shareholders; this will give our existing shareholders the opportunity to continue participating in the Company’s future performance and growth. We believe the transaction we have chosen will best support these central conclusions and thus best benefit our patients, our physicians, and the communities we serve, as well as our shareholders and employees.”

Additional Accounts Receivable Reserve, Insurance Settlement Gain and New Reserve Policy

HMA also announced that in the fourth quarter of 2006 it will record $200 million, or approximately $0.50 per diluted share, of bad debt expense as additional reserve for self-pay receivables. In June 2005, HMA modified its reserve policy to fully reserve self-pay receivables after 120 days, instead of 150 days, based upon cash collections at the time. The industry and HMA have experienced continued growth in self-pay patients. Based upon a recently completed analysis of cash collections commenced approximately one year following the policy change in June 2005, HMA will now begin reserving a significant portion of self-pay accounts as of the date of service consistent with emerging industry practice in the first quarter of 2007.

The Company said its new reserve policy should be viewed in conjunction with its recent settlement of existing class action litigation challenging the amounts its hospitals charged for medical services to uninsured patients. Under the settlement agreement, and in the interest of increased transparency, beginning in January 2007 HMA will discount the gross billing charge to uninsured patients by 40 to 60 percent. HMA does not expect the result of this uninsured policy change to significantly affect the Company’s operating income, as it expects reduced revenues from uninsured patients will be offset by anticipated reduced bad debt expense.

Health Management Associates, Inc./Page 3

HMA also will record a $14 million gain in the fourth quarter, or $0.03 per diluted share, from insurance reimbursement related to property damages incurred at HMA’s Biloxi Regional Medical Center as a result of Hurricane Katrina during the 2005 fiscal year ended September 30, 2005.

Anticipated 2006 Results and 2007 Objectives

In light of today’s announcement, HMA is previewing its results from continuing operations for the 2006 fourth quarter and fiscal year ended December 31, 2006, excluding the insurance-related gain and the bad debt reserve adjustment, both noted above:

(In millions, except earnings per share)	Q4	2006
Revenues	$1,045 - $1,055	$4,050 - $4,060
Bad debt	$100 - $105	$368 - $373
EBITDA	$188 - $191	$731 - $734
Interest expense	$20 - $22	$50-$52
Deprec. & amort.	$52 - $54	$187 - $189
Earnings per share, diluted	$0.28 - $0.29	$1.24 - $1.25

The data above reflects same-hospital admission growth of 1.4% and surgery growth of 1.9% in the 2006 fourth quarter, compared to the quarter ended December 31, 2005. For fiscal year 2006, there was a 0.9% same-hospital admission decline and a surgery increase of 1.3%, compared to the twelve months ended December 31, 2005.

HMA is also announcing preliminary financial objectives for 2007, which include the effect of the Company’s revised bad debt policy and uninsured discount policy, on a pro forma basis to reflect the recapitalization announced today.

(In millions, except earnings per share)	2007*
Same Hospital Admission Growth	1% - 2%
Same Hospital Surgery Growth	1% - 2%
Revenues	$4,000 - $4,200
Bad debt expense as % of net revenue	5% – 6%
EBITDA	$721 - $771
Interest expense	$270 - $280
Deprec. & amort.	$200 - $210
Earnings per share, diluted	$0.61 - $0.71

*	HMA expects to acquire between one and three hospitals during fiscal year 2007. The objectives provided above do not include any 2007 acquisitions.

For the purposes of the above objectives, HMA is assuming approximately 245 million of weighted average shares outstanding during 2007. As previously announced, on August 3, 2006, the Company’s Board of Directors resumed a previously approved program to repurchase up to $250 million of HMA common stock. While the current $250 million repurchase program will remain in effect, as a result of the recapitalization and one-time cash dividend distribution, the Board does not anticipate making any additional stock repurchases under its current program except in the event of significant undervaluation of HMA common stock. As of January 16, 2007, HMA has repurchased approximately 1.8 million shares of common stock under the current repurchase program.

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In light of the $10.00 per share dividend being paid to shareholders, the Company’s regular dividend will be suspended indefinitely. The suspension reflects a strategic reallocation of cash flow to fund future operational objectives and to deleverage the balance sheet.

Strategic Outlook

“The recapitalization we have chosen to pursue is intended to enable us to execute every element of HMA’s ongoing business strategy,” said Mr. Vumbacco. “The delivery of high-quality health care close to home will continue to be the primary focus for HMA.

“In support of our operational strategy, our recapitalized financial position and cash flow will fund ongoing capital expenditures at our existing hospitals and further growth opportunities. The Company believes this level of capital spending will continue to upgrade our hospital facilities and medical equipment to the most modern standards while allowing us to service our debt and deleverage the balance sheet. In addition to these investments, we will continue to drive organic growth by further improving physician relations through collaborative efforts and recruitment so as to expand our hospitals’ breadth of services. We will also continue to implement proven hospital practices that improve the quality of care while optimizing resource utilization.

“Optimization of our balance sheet is intended to drive a meaningful increase in our earnings per share growth rate, increased return on equity, and a lower cost of capital. HMA anticipates increasing earnings per share in excess of 10% on an annual basis. Moreover, we expect to use our consistent cash flow generation to repay debt and deleverage over a reasonable timeframe. We believe these are highly attractive fundamentals for investors,” Mr. Vumbacco concluded.

Conference Call

HMA’s senior management team will discuss today’s announcement in greater detail on a live conference call and audio webcast at 11:00 a.m. EST. All interested investors are invited to access the webcast via HMA’s website located at www.hma-corp.com or via www.streetevents.com or join the conference call by dialing 877-476-3476 (Int’l – 706-643-1569). A copy of the audio webcast, along with any related information that HMA may be required to provide pursuant to Securities and Exchange Commission rules, will be archived on HMA’s website under the heading “Investor Relations.”

About HMA

HMA owns and operates general acute care hospitals in non-urban communities located throughout the United States. Upon completion of the pending transaction to sell the 125-bed Southwest Regional Medical Center, the 103-bed Summit Medical Center, and the 76-bed Williamson Memorial Hospital, HMA will operate 57 hospitals in 14 states with approximately 8,300 licensed beds.

Safe Harbor Regarding Forward-Looking Statements

All references to “HMA” or the “Company” used in this release refer to Health Management Associates, Inc. or its affiliates.

Health Management Associates, Inc./Page 5

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “optimistic,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenue, income or loss, capital expenditures, capital structure, or other financial items, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and HMA has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

Statement Regarding the Use of Non-GAAP Information

EBITDA is defined as earnings, before interest, refinancing and debt modification costs, taxes, depreciation and amortization and after minority interest. EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles in the United States, commonly known as GAAP, and should not be considered as either an alternative to net income as an indicator of HMA’s operating performance or as an alternative to cash flows as a measure of HMA’s liquidity. Nevertheless, HMA believes that providing non-GAAP information regarding EBITDA is important for investors and other readers of HMA’s financial statements, as it provides a measure of liquidity. In addition, EBITDA is commonly used as an analytical indicator within the health care industry and HMA’s debt facilities contain covenants that use EBITDA in their calculations. Because EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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